EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated December 11, 2007, accompanying the consolidated financial statements of Malvern Federal Savings Bank as contained in the Form S-1 to be filed with the Securities and Exchange Commission and as contained in Form MHC-1, Form MHC-2 and Form H-(e)1-S to be filed with the Office of Thrift Supervision. We consent to the use of the aforementioned report in the Form S-1, Form MHC-1, Form MHC-2 and Form H-(e)1-S and to the use of our name as it appears under the captions “Experts” and “Legal and Tax Opinions.”

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Paoli, Pennsylvania
December 14, 2007